Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116629, 333-109893 and 333-159247 on Form S-8 of our report dated March 15, 2011 (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Pro-Pharmaceuticals, Inc. for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

March 15, 2011